EXHIBIT 10.1

Wells Fargo Capital Finance
MACZ6186-110
110 East Boulevard, Suite 1100
Fort Lauderdale, FL 33301

April 13, 2012

Via Facsimile (954) 308-4215,
Electronic Mail And
Overnight Courier

SMF Energy Corporation, successor to
Streicher Mobile Fueling, Inc.
200 West Cypress Creek Road
Suite 400
Fort Lauderdale, Florida 33309

Attn: Michael Shore and Soneet Kapila

Re:	Loan and Security Agreement dated September 26, 2002 (as at any time amended, restated, supplemented, or otherwise modified, the “Loan Agreement”), among SMF Energy Corporation, a Delaware corporation (“SMF”), H & W Petroleum Company, Inc., a Texas corporation (“H&W”), SMF Services, Inc., a Delaware corporation (“SSI” and, together with SMF and H&W, collectively, “Borrowers”) and Wells Fargo Bank, National Association, a national banking association (“Lender”)

Gentlemen:

Reference is made to the Loan Agreement, and capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Please take notice that Events of Default have occurred and exist under the Loan Agreement as a result of, among other things, the submission by Borrowers to Lender of inaccurate or incomplete statements of Borrowers’ Accounts; the existence of a governmental investigation which if adversely determined would result in material adverse changes and impair both the ability of Borrowers to perform their obligations and the ability of Lender to enforce the Loan Agreement and realize upon the Collateral; the failure of Borrowers to timely disclose such governmental investigation to Lender; the failure of Borrowers to submit acceptable compliance certificates as required by the Loan Agreement; and the occurrence of material adverse changes in the business, assets and prospects of Borrowers. Borrowers have informed Lender that, due to recent changes in their pricing structure and other events, they no longer have a viable business model that can sustain operations in the long term. Further, irrespective of the existing Events of Default, Borrowers’ projections indicate to Lender that Borrowers will run out of availability to continue to borrow under the Borrowing Base and that Borrowers do not otherwise have the liquidity that will be required to continue to operate.

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In addition, certain express conditions precedent to Lender’s obligation to make advances, including, without limitation, the absence of any pending governmental investigation that could reasonably be expected to have a material adverse effect, have not been satisfied. As a result, Lender has no obligation to make Revolving Loans to or for the benefit of any Borrower.

Lender hereby revokes the authority of Borrowers, if any, to receive, access or use collections of Accounts and demands that Borrowers continue to remit all such collections, and all other proceeds of Collateral, to the Blocked Accounts solely for transfer to the Lender Payment Account and application to the Obligations.

Lender does not currently intend to make additional Revolving Loans to Borrowers. If Lender, in its sole and absolute discretion, elects to honor any request by a Borrower for a Revolving Loan, the making of such Revolving Loan will not constitute a waiver of any Default or Event of Default or any right or remedy under the Loan Agreement, any of the other Financing Agreements or applicable law, will not be deemed to establish a course of conduct so as to justify an expectation by any Borrower that Lender will make any future Revolving Loans to any Borrower, and will not preclude Lender from exercising any and all rights and remedies available to it under the Loan Agreement and the other Financing Agreements and applicable law at any time or times from and after the making of any such Revolving Loan.

Without waiving any Default or Event of Default, Lender may voluntarily and temporarily elect, in its sole and absolute discretion, to forbear from exercising certain affirmative remedies available to Lender as a result of the existence of Events of Default. Any voluntary forbearance by Lender shall not constitute a waiver of any of Lender’s rights or remedies against any Obligor or any of the Collateral, nor an agreement to refrain from exercising any rights or remedies available to Lender under any of the Financing Agreements or applicable law.

Please understand that there are no verbal agreements or informal understandings between Lender, on the one hand, and any Borrower, on the other. Nor will there be any such verbal agreements or understandings. To be enforceable, any waiver by Lender of any of its rights or remedies and any agreement by Lender to forbear must be in writing and signed by an authorized officer of Lender.

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Lender insists upon strict and timely compliance by Borrowers of all of the terms and conditions of the Loan Agreement and the other Financing Agreements. Lender has reserved and continues to reserve its right to exercise any or all of its rights and remedies at any time or times and without further notice to or demand upon any Borrower or any other Obligor.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”)

By:	/s/ Pat Cloninger
Pat Cloninger
Vice President

cc:	Streicher Realty, Inc., Guarantor
200 West Cypress Creek Road
Suite 400
Fort Lauderdale, Florida 33309

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